UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Amicus Therapeutics, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 24, 2009

Dear Stockholder:

We are pleased to invite you to attend our 2009 Annual Meeting of Stockholders to be held at the offices of Amicus Therapeutics, Inc., located at 6 Cedar Brook Drive, Cranbury, NJ 08512 on Wednesday, June 10, 2009, at 9:00 a.m. Eastern Daylight Time.

Enclosed are the following:

•	Our Notice of Annual Meeting of Stockholders and Proxy Statement for 2009;

•	Our Annual Report on Form 10-K for 2008; and

•	A proxy card with a return envelope to record your vote.

The accompanying notice of the 2009 Annual Meeting and Proxy Statement describe the business we will conduct at the meeting and provide information about Amicus Therapeutics, Inc. that you should consider when you vote your shares.

Your vote is important. When you have finished reading the Proxy Statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed envelope or vote via telephone or internet according to the instructions in the Proxy Statement. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend in person.

Sincerely,

John F. Crowley
President and Chief Executive Officer

April 24, 2009

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2009 Annual Meeting of Stockholders of Amicus Therapeutics, Inc. will be held at the offices of Amicus Therapeutics, Inc., located at 6 Cedar Brook Drive, Cranbury, NJ 08512 on Wednesday, June 10, 2009 at 9:00 a.m. Eastern Daylight Time. The purpose of this meeting is to vote on the following:

1.	Elect three Class II directors as nominated by the Board of Directors each to serve a three-year term expiring at the 2012 Annual Meeting or until their respective successors have been elected.

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	Consider and act upon any other business that is properly presented at the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the 2009 Annual Meeting is April 20, 2009. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Geoffrey P. Gilmore
Senior Vice President, General Counsel and Secretary

Cranbury, New Jersey
April 24, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card or vote by telephone or the internet as instructed in the accompanying materials as promptly as possible in order to ensure your representation at the meeting. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominees and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

AMICUS THERAPEUTICS, INC.
6 Cedar Brook Drive, Cranbury, New Jersey 08512
(609) 662-2000

PROXY STATEMENT FOR THE AMICUS THERAPEUTICS, INC.
2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 10, 2009

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Amicus Therapeutics, Inc. (sometimes referred to as “Amicus” or the “Company”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of the meeting to be held at the offices of Amicus Therapeutics, Inc., located at 6 Cedar Brook Drive, Cranbury, NJ 08512 on Wednesday, June 10, 2009 at 9:00 a.m. Eastern Daylight Time. This Proxy Statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. You do not need to attend the Annual Meeting to vote your shares. Instead you may simply complete, sign and return the enclosed proxy card, or follow the instructions on the enclosed proxy card to submit your proxy by telephone or on the internet.

We intend to mail this Proxy Statement, our 2008 Annual Report on Form 10-K, the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders entitled to vote at the Annual Meeting on or about April 24, 2009. You can also find copies of these materials on the Internet through the Securities and Exchange Commission (SEC) website at www.sec.gov, through the Investor Relations section of our web site at www.amicustherapeutics.com or at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15417.

Who Can Vote?

Only stockholders of record at the close of business on April 20, 2009 are entitled to vote at the Annual Meeting. On this record date, there were 22,642,836 shares of our common stock (“Common Stock”) outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The Common Stock is our only outstanding class of voting stock.

Stockholder of Record: Shares Registered in Your Name

If, on April 20, 2009, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or follow the instructions on the proxy card to submit your vote by telephone or internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 20, 2009, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. A number of brokers and banks enable beneficial owners to give voting instructions via telephone or the internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy from your broker, bank or other custodian.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three Class II directors; and

•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Annual Meeting.

Stockholder of Record:  If your shares are registered directly in your name, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

•	By telephone. You may vote over the telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from outside the United States and follow the recorded instructions. Please have your proxy card available when you call. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 9, 2009 to be counted.

•	Internet. You may vote via the internet by going to www.voteproxy.com and follow the on-screen instructions. Please have your proxy card available when you access the web page. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 9, 2009 to be counted.

Beneficial Owner:  If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How Many Votes do I have?

Each share of Common Stock that you own as of April 20, 2009, entitles you to one vote on each matter to be voted on at the Annual Meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director, and “For” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”. If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your unvoted shares on both Proposals 1 and 2 even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.

May I Revoke My Proxy?

If you give a proxy, you may revoke it at any time before the Annual Meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•	notifying the Company’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person if you are a stockholder of record. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director; and

•	“FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

If any other matter is properly presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this Proxy Statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted as voting on the matter for purposes of electing directors. You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of independent registered public accounting firm. Abstentions will have the effect of a vote against this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, our Board of Directors believes it is advisable to give stockholders the opportunity to ratify this selection. If our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, the Audit Committee of our Board of Directors will reconsider its selection.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Shares represented by abstentions and broker non-votes will be counted in determining whether there is a quorum for the Annual Meeting. Abstentions and broker non-votes will not be counted towards the vote total for any proposal.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.

When are stockholder proposals due for next year’s Annual Meeting?

If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Secretary of the Company on or before December 26, 2009. If you wish to submit a proposal to be presented at the 2010 Annual Meeting of Stockholders but which will not be included in the Company’s proxy materials, your proposal must be submitted in writing and in conformance with our By-laws to Amicus Therapeutics, Inc., 6 Cedar Brook Drive, Cranbury, NJ 08512 Attn: Secretary no earlier than November 25, 2009 and no later than December 26, 2009. You are advised to review our By-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Attending the Annual Meeting

The Annual Meeting will be held at the offices of Amicus Therapeutics, Inc., located at 6 Cedar Brook Drive, Cranbury, NJ 08512 on Wednesday, June 10, 2009 at 9:00 a.m. Eastern Daylight Time. When you arrive at Amicus, signs will direct you to the appropriate meeting rooms. You are not required to attend the Annual Meeting in order to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 31, 2009 for (a) the executive officers named in the Summary Compensation Table contained in this Proxy Statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

We deem shares of Common Stock that may be acquired by an individual or group within 60 days of March 31, 2009 pursuant to the exercise of options to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 22,643,056 shares of Common Stock outstanding on March 31, 2009.

		Percentage
		of Shares
	Number of Shares	Beneficially
Name and Address of Beneficial Owner	Beneficially Owned	Owned

5% Stockholders
Entities affiliated with New Enterprise Associates(1)	4,510,340	19.9%
1119 St. Paul Street Baltimore, MD 21202
Entities affiliated with Frazier Healthcare Ventures(2)	3,520,678	15.5%
601 Union Street, Suite 3200 Seattle, WA 98101
Entities affiliated with Prospect Venture Partners II, L.P.(3)	2,240,752	9.9%
435 Tasso Street, Suite 200 Palo Alto, CA 94301
Entities affiliated with CHL Medical Partners(4)	2,058,554	9.1%
1055 Washington Boulevard Stamford, CT 06901
Entities affiliated with Canaan Partners(5)	1,714,090	7.6%
285 Riverside Avenue, Suite 250 Westport, CT 06880
Entities affiliated with Quaker BioVentures(6)	1,419,762	6.3%
Cira Centre 2929 Arch Street Philadelphia, PA 19104-2868
Entities affiliates with Baker Brothers Life Sciences, L.P.(7)	1,338,193	5.9%
667 Madison Avenue New York, NY 10065
Entities affiliates with Palo Alto Investors(8)	3,014,998	13.3%
470 University Avenue Palo Alto, CA 94301

		Percentage
		of Shares
	Number of Shares	Beneficially
Name and Address of Beneficial Owner	Beneficially Owned	Owned

Executive Officers and Directors
John F. Crowley(9)	658,673	2.8%
David Palling, Ph.D.(10)	98,563	*
Matthew R. Patterson(11)	172,156	*
Gregory P. Licholai, M.D.(12)	85,467	*
James E. Dentzer(13)	105,819	*
S. Nicole Schaeffer(14)	73,054	*
David Lockhart, Ph.D.(15)	176,535	*
Bradley L. Campbell(16)	34,019	*
Andrew Shenker, M.D., Ph.D.(17)	21,250	*
John Kirk(18)	14,998	*
Geoffrey P. Gilmore(19)	17,500	*
Pol F. Boudes	—	*
Donald J. Hayden, Jr.(20)	81,361	*
Alexander E. Barkas, Ph.D.(3)	2,240,752	9.9%
Michael G. Raab	—	*
James N. Topper, M.D., Ph.D.(2)	3,520,678	15.5%
Glenn P. Sblendorio(21)	14,333	*
P. Sherrill Neff(6)	1,419,762	6.3%
Sol J. Barer, Ph.D.	—	*
All directors and executive officers as a group (19 persons)(22)	8,734,920	36.6%

*	Represents beneficial ownership of less than one percent of our outstanding Common Stock.

(1)	Consists of 3,659,157 shares held of record by New Enterprise Associates 11, Limited Partnership and 851,183 shares held of record by New Enterprise Associates 9, Limited Partnership. Voting and investment power over the shares held by New Enterprises Associates 9, Limited Partnership are exercised by NEA Partners 9, Limited Partnership its general partner. The individual general partners of NEA Partners 9, Limited Partnership are C. Richard Kramlich, Peter J. Barris, Charles W. Newhall, III, Mark W. Perry and John M. Nehra. Voting and investment power over the shares held by New Enterprise Associates 11, Limited Partnership is exercised by NEA Partners 11, Limited Partnership, its general partner. The general partner of NEA Partners 11, Limited Partnership is NEA 11 GP, LLC. The individual managers of NEA 11 GP, LLC are C. Richard Kramlich, Peter J. Barris, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell, Eugene A. Trainor, III, Charles M. Linehan, Ryan D. Drant, Krishna “Kittu” Kolluri and M. James Barrett. Each of the aforementioned indirect holders of the shares held by New Enterprise Associates 11, Limited Partnership and New Enterprise Associates 9, Limited Partnership disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein, if any.

(2)	Consists of 2,586,886 shares held of record by Frazier Healthcare IV, L.P., 13,128 shares held of record by Frazier Affiliates IV, L.P. and 920,664 shares held of record by Frazier Affiliates V, L.P. Dr. Topper, a member of our Board of Directors, holds the title of General Partner with Frazier Healthcare Ventures. In that capacity he shares voting and investment power for the shares held by both Frazier Healthcare IV, L.P. and Frazier Affiliates IV, L.P. Dr. Topper disclaims beneficial ownership of the shares held by entities affiliated with Frazier Healthcare Ventures, except to the extent of any pecuniary interest therein.

(3)	Consists of 2,207,144 shares held of record by Prospect Venture Partners II, L.P., and 33,608 shares held of record by Prospect Associates II, L.P. Dr. Barkas, a member of our Board of Directors and a Managing Member of the General Partner of both Prospect Venture Partners II, L.P. and Prospect Associates II, L.P.,

disclaims beneficial ownership of the shares held by entities affiliated with Prospect Venture Partners II, L.P. except, to the extent of any pecuniary interest therein.

(4)	Consists of 1,928,611 shares held of record by CHL Medical Partners II, L.P. and 129,943 shares held of record by CHL Medical Partners II Side Fund, L.P. Voting and investment power over the shares held by each of the partnerships constituting CHL Medical Partners is exercised by Collinson Howe & Lennox II, L.L.C. in its role as general partner and investment advisor to the partnerships. The members of Collinson Howe & Lennox II, L.L.C. are Jeffrey J. Collinson, Myles D. Greenberg, Timothy F. Howe, Ronald W. Lennox, and Gregory M. Weinhoff. Each of these members disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

(5)	Consists of 1,652,390 shares held of record by Canaan Equity III, L.P., and 61,700 shares held of record by Canaan Equity III Entrepreneurs, LLC. Canaan Equity Partners III, LLC, the sole general partner of Canaan Equity III, L.P. and sole manager of Canaan Equity III Entrepreneurs, LLC, has sole voting and disposition power over these shares. The Managers of Canaan Equity Partners, III, LLC are John V. Balen, Stephen L. Green, Deepak Kamra, Gregory Kopchinsly, Seth A. Rudnick, Guy M. Russo and Eric A. Young.

(6)	Consists of 1,064,822 shares held of record by Quaker BioVentures, L.P. and 354,940 shares held of record by Garden State Life Sciences Venture Fund, L.P. Mr. Neff, a member of our Board of Directors and a Member of the General Partner of both Quaker BioVentures, L.P., and Garden State Life Sciences Venture Fund, L.P. disclaims beneficial ownership of the shares held by entities affiliated with Quaker BioVentures, except to the extent of any pecuniary interest therein.

(7)	Consists of 331 shares held of record by Baker Bros. Investments II, L.P., 331,437 shares held of record by 667, L.P., 970,445 shares held of record by Baker Brothers Life Sciences, L.P., 30,844 shares held of record by 14159, L.P., 5,079 shares held of record by Baker/Tisch Investments, L.P. and 57 shares held of record by FBB Associates.

(8)	Consists of 3,014,998 shares held of record by Palo Alto Investors, LLC, Palo Alto Investors is the manager of Palo Alto Investors, LLC. Mr. Edwards is the controlling shareholder of Palo Alto Investors. Dr. Yun is the President of Palo Alto Investors, LLC and Palo Alto Investors. Each of Palo Alto Investors, LLC, Palo Alto Investors, Mr. Edwards and Dr. Yun disclaims beneficial ownership of the Stock except to the extent of that Filer’s pecuniary interest therein.

(9)	Consists of 515,704 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2009, and 142,969 shares held of record. Includes 119,736 shares held of record by John F. Crowley, 5,200 shares held of record by Aileen A. Crowley 2007 Grantor Retained Annuity Trust, and 18,033 shares held of record by John F. Crowley 2007 Grantor Retained Annuity Trust. Mr. Crowley is the sole trustee of the John F. Crowley 2007 Grantor Retained Annuity Trust and exercises voting and investment power over its shares. Mr. Crowley disclaims beneficial ownership of the shares held by the Aileen A. Crowley 2007 Grantor Retained Annuity Trust.

(10)	Consists of 47,859 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2009, and 50,704 shares held of record.

(11)	Consists of 115,609 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2009, and 56,547 shares held of record.

(12)	Consists of 78,649 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2009, and 6,818 shares held of record. Includes 6,666 shares held of record by the Gregory P. Licholai 2006 Grantor Retained Annuity Trust, for which Mr. Licholai has sole voting and dispositive power.

(13)	Consists of 72,202 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2009 and 33,617 shares subject to forfeiture under a restricted stock agreement. In order to satisfy certain tax withholding obligations, Mr. Dentzer surrenders a portion of his vested shares on each vesting date.

(14)	Consists of 60,472 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2009 and 12,582 shares held of record.

(15)	Consists of 176,535 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2009.

(16)	Consists of 34,019 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2009.

(17)	Consists of 21,250 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2009.

(18)	Consists of 14,998 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2009.

(19)	Consists of 17,500 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2009.

(20)	Consists of 81,361 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2009.

(21)	Consists of 13,333 shares granted under a restricted stock agreement and 1,000 shares held of record.

(22)	Consists of 1,236,158 total shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2009 and 20,134,937 total shares held of record.

MANAGEMENT

The Board of Directors

Our Restated Certificate of Incorporation and Restated By-laws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each Annual Meeting of Stockholders to serve for a three-year term. Our Board of Directors currently consists of eight members, divided into three classes as follows:

•	The Class I directors are Dr. Barkas and Mr. Neff, and their term will expire at the 2011 Annual Meeting of Stockholders;

•	The Class II directors are Drs. Barer, Topper and Mr. Hayden and their term will expire at the annual meeting of stockholders to be held in 2009; and

•	The Class III directors are Messrs. Crowley, Raab, and Sblendorio, and their term will expire at the annual meeting of stockholders to be held in 2010.

Our Restated Certificate of Incorporation and Restated By-laws provide that the authorized number of directors may be changed only by resolution of the Board of Directors. Our Board of Directors has authorized that the size of the Board be set at nine members. Currently, the Board has one vacancy as a result of the resignation of Stephen Bloch in February 2009.

On April 15, 2009, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, voted to nominate Sol J. Barer, Donald J. Hayden, Jr. and James N. Topper for re-election as Class II directors at the 2009 Annual Meeting for a term of three years to serve until the 2012 Annual Meeting of stockholders, and until their respective successors have been duly elected and qualified. The nominees are current directors of Amicus, and a description of the background of each is set forth below. Immediately thereafter is a description of the background of the existing directors whose terms of office extend beyond the annual meeting.

Nominees for Election at the Annual Meeting

Name	Age	Position

Sol. J. Barer, Ph.D.(1)	62	Director
Donald J. Hayden, Jr.(2)	53	Chairman and Director
James N. Topper, M.D., Ph.D.(1)	47	Director

(1)	Member of Compensation Committee.

(2)	Member of Nominating/Corporate Governance Committee.

Sol J. Barer, Ph.D. has served as a member of our Board of Directors since January 2009. Dr. Barer has been Chief Executive Officer of Celgene Corporation since May 1, 2006, and Chairman since January 1, 2007. He was appointed President of Celgene in 1993, Chief Operating Officer and Director in 1994 and is a member of the Executive Committee of the Board of Directors. He previously served as Senior Vice President, Science and Technology, and Vice President/ General Manager, Chiral Products, from 1991 to 1994, and Vice President, Technology, from 1987 to 1991. Dr. Barer is on the Board of Trustees of Rutgers University, Board of Directors of PhRMA, serves on the Board of Trustees of the Biotechnology Council of New Jersey and is on the Board of the Brooklyn College Foundation. He has previously served as a Commissioner of the NJ Commission on Science and Technology. Dr. Barer received a Ph.D. in organic chemistry from Rutgers University.

Donald J. Hayden, Jr. has served as Chairman since March 2006 and from September 2006 until March 2007 he served as Interim President and Chief Executive Officer. From 1991 to 2005, he held several executive positions with Bristol-Myers Squibb Company, most recently serving as Executive Vice President and President, Americas. Mr. Hayden holds a B.A. from Harvard University and an M.B.A. from Indiana University.

James N. Topper, M.D., Ph.D., has served as a member of our Board of Directors since 2004. Dr. Topper has been a partner with Frazier Healthcare Ventures since August 2003, holding the position of General Partner since

2004. Prior to joining Frazier Healthcare, he served as Head of the Cardiovascular Research and Development Division of Millennium Pharmaceuticals and ran Millennium San Francisco (formerly COR Therapeutics) from 2002 until 2003. Prior to the merger of COR and Millennium in 2002, Dr. Topper served as the Vice President of Biology at COR from August 1999 to February 2002. He holds an appointment as a Clinical Assistant Professor of Medicine at Stanford University and as a Cardiology Consultant to the Palo Alto Veterans Administration Hospital. Dr. Topper currently serves on the Board of La Jolla Pharmaceutical Company. Dr. Topper holds an M.D. and a Ph.D. in Biophysics from Stanford University School of Medicine.

Directors Whose Terms Do Not Expire This Year

Name	Age	Position

John F. Crowley	42	President and Chief Executive Officer and Director
Alexander E. Barkas, Ph.D.(3)	61	Director
Michael G. Raab(1)(2)(3)	44	Director
Glenn P. Sblendorio(2)	53	Director
P. Sherrill Neff(1)(2)	57	Director

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

(3)	Member of Nominating/Corporate Governance Committee.

John F. Crowley has served as President and Chief Executive Officer since January 2005, and has also served as a Director of Amicus since August 2004, with the exception of the period from September 2006 to March 2007 when he was not an officer or director of Amicus while he was in active duty service in the United States Navy (Reserve). He was President and Chief Executive Officer of Orexigen Therapeutics, Inc. from September 2003 to December 2004. Mr. Crowley was President and Chief Executive Officer of Novazyme Pharmaceuticals, Inc., from March 2000 until that company was acquired by Genzyme Corporation in September 2001; thereafter he served as Senior Vice President of Genzyme Therapeutics until December 2002. Mr. Crowley received a B.S. degree in Foreign Service from Georgetown University’s School of Foreign Service, a J.D. from the University of Notre Dame Law School, and an M.B.A. from Harvard Business School.

Alexander E. Barkas, Ph.D., has served as a member of our Board of Directors since 2004. Since 1997, Dr. Barkas has been a co-founder and served as a managing member of the general partner of a series of Prospect Venture Partners’ funds. Dr. Barkas serves as the chairman of the Board of Directors of a publicly-held biotechnology company, Geron Corporation and as a director of several private biotechnology and medical device companies. He holds a B.A. from Brandeis University and a Ph.D. from New York University.

Michael G. Raab has served as a member of our Board of Directors since 2004. Mr. Raab has served as Chairman and Chief Executive Officer of Ardelyx, Inc. since March 2009. Mr. Raab previously served as a partner of New Enterprise Associates from June 2002 until December 2008. From 1999 to 2002, he was a Senior Vice President, Therapeutics and General Manager, Renagel® at Genzyme Corporation. Mr. Raab holds a B.A. from DePauw University.

Glenn P. Sblendorio has served as a member of our Board of Directors since June 2006. Mr. Sblendorio has served as Chief Financial Officer and Executive Vice President of The Medicines Company since March 2006. Prior to joining The Medicines Company, Mr. Sblendorio was Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as Senior Vice President of Business Development at The Medicines Company. Mr. Sblendorio received his B.B.A. from Pace University and his M.B.A. from Fairleigh Dickinson University.

P. Sherrill Neff has served as a member of our Board of Directors since 2005. Mr. Neff is a founding partner of Quaker BioVentures, L.P. and has been with the firm since 2002. Prior to forming Quaker BioVentures, L.P., he was President, Chief Operating Officer, and a director of Neose Technologies, Inc. from 1994 to 2002. Mr. Neff has also previously served as the Senior Vice President, Corporate Development at U.S. Healthcare, Managing Director of

Alex, Brown & Son and a corporate attorney at Morgan, Lewis & Bockius. Mr. Neff currently sits on the Board of Resource Capital Corporation. Mr. Neff is a graduate of Wesleyan University and the University of Michigan Law School.

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with Amicus, either directly or indirectly. Based on this review, the Board has determined that the following directors are “independent directors” as defined by the rules and regulations of The Nasdaq Stock Market: Messrs. Hayden, Neff, Raab and Sblendorio, and Drs. Barer, Barkas and Topper.

Committees of the Board of Directors and Meetings

Our Board of Directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.

Audit Committee.  Our Audit Committee met seven times during 2008. The current members of our Audit Committee are Mr. Sblendorio, Mr. Raab and Mr. Neff. Mr. Sblendorio is the chair of the Committee. Our Board has determined that Mr. Sblendorio is an audit committee financial expert within the meaning of Item 7 (d) (3) (iv) of Schedule 14A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and has “accounting or related financial management expertise” within the meaning of the rules and regulation of the Nasdaq Stock Market. Our Audit Committee was established in accordance with Section 3(a)(58) of the Exchange Act. Our Audit Committee assists our Board of Directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.

Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the Audit Committee report required by SEC rules.

All audit and non-audit services to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

The Nasdaq Stock Market rules require that all members of the Audit Committee be independent directors, as defined by the rules of The Nasdaq Stock Market and the SEC. Our Board of Directors has determined that all the members of the Audit Committee satisfy the independence requirements for service on the Audit Committee.

A copy of the Audit Committee’s written charter is publicly available on our web site at www.amicustherapeutics.com.

Compensation Committee.  Our Compensation Committee met eleven times during 2008. Messrs. Neff and Raab and Drs. Barer and Topper are the members of our Compensation Committee. Mr. Neff is the chair of the Committee. Our Compensation Committee assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our executive officers. The Committee has retained Watson Wyatt Worldwide (Watson Wyatt) as outside advisors to the Committee. Watson Wyatt reports directly to the Compensation Committee and provides guidance on matters including trends in executive and non-employee director compensation, the development of certain executive compensation programs and other matters as directed by the Committee. Watson Wyatt does not provide any other services to Amicus.

Our Compensation Committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing the evaluation of performance of our senior executives;

•	overseeing and administering, and making recommendations to our Board of Directors with respect to, our cash and equity incentive plans;

•	reviewing and approving potential executive and senior management succession plans; and

•	reviewing and approving non-routine employment agreements, severance agreements and change in control agreements.

We believe that the composition of our Compensation Committee meets the requirements for independence under the rules and regulations of the Nasdaq Stock Market.

A copy of the Compensation Committee’s written charter is publicly available on our web site at www.amicustherapeutics.com.

Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other executive officers, is included below in the section entitled “Compensation Discussion and Analysis.”

Please also see the report of the Compensation Committee set forth elsewhere in this Proxy Statement.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee met five times during 2008. Messrs. Hayden, Barkas and Raab are the members of our Nominating and Corporate Governance Committee. Mr. Hayden chairs the Committee.

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the Board of Director’s Committees;

•	conducting searches for appropriate directors;

•	reviewing the size, composition and structure of our Board of Directors;

•	developing and recommending to our Board of Directors corporate governance principles;

•	overseeing a periodic self-evaluation of our Board of Directors and any Board committees; and

•	overseeing compensation and benefits for directors and Board committee members.

We believe that the composition of our Nominating and Corporate Governance Committee meets the requirements for independence under the rules and regulations of the Nasdaq Stock Market.

A copy of the Nominating and Governance Committee’s written charter is publicly available on our web site at www.amicustherapeutics.com.

Policies Governing Director Nominations

Director Qualifications.  Our Nominating and Corporate Governance Committee is responsible for reviewing with the directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board in the context of the needs of the business and the composition of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	a reputation for integrity, honesty and adherence to high ethical standards;

•	the ability to exercise sound business judgment;

•	substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; and

•	to devote the time and effort necessary to fulfill their responsibilities to the Company.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, including whether the nominee has specific strengths that would augment existing skills and experience of the Board, such as an understanding of and experience in technology, accounting, governance, finance or marketing and whether the nominee has leadership experience with public companies or other sophisticated and complex organizations.

Process for Identifying and Evaluating Director Nominees.  Our Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders, the Committee believes that the process it uses to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company’s mission. The Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Committee’s specified qualifications. The Committee may also receive recommendations from existing directors, executive officers, key business partners, and trade or industry affiliations. The Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under “Director Qualifications.” The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

Procedures for Recommendation of Director Nominees by Stockholders.  The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under “Director Qualifications.” Any stockholder recommendations of director nominees proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed in writing to the Committee, care of: Amicus Therapeutics Inc., 6 Cedar Brook Drive, Cranbury, New Jersey 08512, Attention: Secretary. In addition, our By-laws permit stockholders to nominate directors for consideration at an annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading “Stockholder Proposals and Nominations for Director.”

Meeting Attendance.  During the year ended December 31, 2008, there were 11 meetings of our Board of Directors, and the various committees of the Board met a total of 23 times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during 2008. The Board has adopted a policy under which each member of the Board is strongly encouraged to attend each Annual Meeting of our Stockholders. All of the directors attended our 2008 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation.  None of our executive officers serves as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee has ever been our employee.

Stockholder Communications to the Board

Any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board, c/o Amicus Therapeutics, Inc., 6 Cedar Brook Drive, Cranbury, NJ 08512. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.

Executive Officers

The following is a brief summary of the background of each of our executive officers:

John F. Crowley, 42, has served as President and Chief Executive Officer since January 2005, and has also served as a Director of Amicus since August 2004, with the exception of the period from September 2006 to March 2007 when he was not an officer or director of Amicus while he was in active duty service in the United States Navy (Reserve). He was President and Chief Executive Officer of Orexigen Therapeutics, Inc. from September 2003 to December 2004. Mr. Crowley was President and Chief Executive Officer of Novazyme Pharmaceuticals, Inc., from March 2000 until that company was acquired by Genzyme Corporation in September 2001; thereafter he served as Senior Vice President of Genzyme Therapeutics until December 2002. Mr. Crowley received a B.S. degree in Foreign Service from Georgetown University’s School of Foreign Service, a J.D. from the University of Notre Dame Law School, and an M.B.A. from Harvard Business School.

Matthew R. Patterson, 37, has served as Chief Operating Officer since September 2006. From December 2004 to September 2006 he served as Chief Business Officer. From 1998-2004, Mr. Patterson worked in various roles at BioMarin Pharmaceuticals Inc. including Vice President, Regulatory and Government Affairs from 2001 to 2003 and Vice President, Commercial Planning from 2003-2004. From 1993-1998, Mr. Patterson worked at Genzyme Corporation in Regulatory Affairs and Manufacturing. Mr. Patterson received a B.A. in Biochemistry from Bowdoin College.

James E. Dentzer, 42, has served as Chief Financial Officer since October 2006. From November 2003 to October 2006, Mr. Dentzer was Corporate Controller at Biogen Idec Inc. From 2001 until the 2003 merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation, Mr. Dentzer served as Corporate Controller of Biogen, Inc. Prior to that, he served in a variety of financial positions at E. I. du Pont de Nemours and Company, most recently as Chief Financial Officer of DuPont Flooring Systems. Mr. Dentzer received his B.A. from Boston College and his M.B.A. from the University of Chicago.

David J. Lockhart, Ph.D., 47, has served as Chief Scientific Officer since January 2006. Prior to joining Amicus, Dr. Lockhart served as President, Chief Scientific Officer and co-founder of Ambit Biosciences, a biotechnology company specializing in small molecule kinase inhibitors, from March 2001 to July 2005. Dr. Lockhart served as a consultant to Ambit Biosciences from August 2000 to March 2001, and as a visiting scholar at the Salk Institute for Biological Studies from October 2000 to March 2001. Prior to that, Dr. Lockhart served in various positions, including Vice President of Genomics Research at Affymetrix, and was the Director of Genomics at the Genomics Institute of the Novartis Research Foundation from February 1999 to July 2000. He received his Ph.D. from Stanford University and was a post-doctoral fellow at the Whitehead Institute for Biomedical Research at the Massachusetts Institute of Technology.

David Palling, Ph.D., 55, has served as Senior Vice President, Technical Operations since December 2008. From August 2002 until December 2008, Mr. Palling served as Senior Vice President, Drug Development. From September 1998 until August, 2002, Dr. Palling was with Johnson & Johnson, most recently serving as Vice President of Worldwide Assay Research and Development at Ortho Clinical Diagnostics, a subsidiary of Johnson & Johnson. Dr. Palling received B.Sc. and Ph.D. degrees in Chemistry from the University of London, King’s College, and conducted post-doctoral research in Biochemistry at Brandeis University.

Gregory P. Licholai, M.D., 44, has served as Vice President, Medical Affairs since January 2005. From November 2002 to December 2004, Dr. Licholai was with Domain Associates, a venture capital firm. From September 2000 to November 2002, he was director of Ventures and Business Associates for Medtronic Neurological, a division of Medtronic, Inc. Dr. Licholai received his B.A. from Boston College and completed Pre-Medical studies at Columbia University, his M.D. from Yale Medical School and his M.B.A. from Harvard Business School.

S. Nicole Schaeffer, 41, has served as Senior Vice President, Human Resources and Leadership Development since August 2008 and, prior thereto, served as Vice President, Human Resources and Leadership Development since March 2005. From 2001 to 2004, she served as Senior Director, Human Resources, for three portfolio companies of Flagship Ventures, a venture capital firm, and in that capacity she managed human resources for three life sciences companies. Ms. Schaeffer received her B.A. from the University of Rochester and her M.B.A. from Boston University.

Bradley L. Campbell, 33, has served as Vice President, Business Operations since December 2008. From May 2007 until December 2008, Mr. Campbell served as Vice President, Business Planning and from April 2006 until May 2007, he served as Senior Director, Business Development. Mr. Campbell served as Senior Product Manager and later Business Director of CV Gene Therapy at Genzyme Corporation from 2002 to 2006. Mr. Campbell received his B.A. from Duke University and his M.B.A. from Harvard Business School.

John R. Kirk, 52, has served as Vice President, Regulatory Affairs since January 1, 2008. Prior to joining Amicus, Mr. Kirk served as Executive Director, Regulatory Affairs at Aegerion Pharmaceuticals. From 2003 to 2007, Mr. Kirk held positions of increasing responsibility with Esperion Therapeutics which was acquired during this time by Pfizer. From 2000 to 2002, Mr. Kirk was Director, Worldwide Regulatory Affairs for Pfizer Global Research and Development. From 1988 to 2000, Mr. Kirk held various Regulatory positions with Parke-Davis Pharmaceutical Research. Mr. Kirk holds both his M.S. and B.S. from Wright State University in Ohio.

Andrew Shenker M.D., Ph.D., 54, has served as Vice President, Clinical Research since December 2007. From 2002 to 2007, Dr. Shenker was with Bristol-Myers Squibb where he served most recently as Medical Director in the Clinical Discovery Group. From 1995 to 2002, Dr. Shenker was Assistant Professor of Pediatrics, Molecular Pharmacology and Biological Chemistry at Northwestern University Medical School. Dr. Shenker obtained his Ph.D. in pharmacology and M.D. from the Mount Sinai School of Medicine in NYC, completed his internship and residency in Pediatrics at the Johns Hopkins Hospital and was a post-doctoral fellow at the National Institutes of Health.

Geoffrey P. Gilmore, 43, has served as Senior Vice President, General Counsel and Secretary since March 2008. Prior to joining Amicus, from 2003 to 2008, Mr. Gilmore was in the Law Department at Bristol-Myers Squibb Company, where he most recently served as Vice President and Senior Counsel. From 2002 to 2003, Mr. Gilmore was a Senior Attorney at Wyeth Pharmaceuticals. From 1997 to 2002, Mr. Gilmore held various positions in the law department of Bristol Myers Squibb Company. Prior to joining Bristol-Myers Squibb Company, Mr. Gilmore was an associate with the law firms, Ballard Spahr Andrews & Ingersoll, LLP, where he practiced in the Business and Finance Group, and Montgomery, McCracken, Walker & Rhoads, LLP, where he practiced in the Corporate & Securities Group. Mr. Gilmore received his B.A. from Franklin and Marshall College, and his J.D. from University of Michigan Law School.

Pol F. Boudes, 52, has served as Chief Medical Officer since January 2009. Prior to joining Amicus, between January 2004 and January 2009, Dr. Boudes held various positions with Bayer HealthCare Pharmaceuticals following its merger with Berlex including, most recently, as Vice President, Global Clinical Development Women’s Health Care US. Prior to Berlex, from 1990 to 2004, Dr. Boudes served in positions of increasing responsibility with the Wyeth-Ayerst Research division of Wyeth both in Philadelphia, PA and in Europe, with Hoffmann-La Roche, and with Pasteur-Merieux serums & vaccines (now part of Sanofi-Aventis). Dr. Boudes received his M.D. from the University of Aix-Marseilles, France. He completed his internship and residency in Marseilles and in Paris, France and was an Assistant Professor of Medicine at the University of Paris. He is specialized in Endocrinology and Metabolic Diseases, Internal Medicine, and Geriatric diseases.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Committee, in consultation with the Board of Directors, is responsible for establishing, implementing and overseeing our overall compensation strategy and policies, including our executive compensation program, in a manner that supports our business objectives.

We describe our executive compensation program below and provide an analysis of the compensation paid and earned in 2008 by our “named executive officers” — our President and Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers. In 2008, our named executive officers were Messrs. Crowley, Dentzer and Patterson and Drs. Lockhart and Licholai.

Objectives and Philosophy of Executive Compensation

Amicus is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of a new class of small molecule, orally administered drugs to treat a range of human genetic diseases. We operate in an extremely competitive, rapidly changing and heavily regulated industry. We believe that the skill, talent and dedication of our executive officers and other executives are critical factors affecting our long-term success. Therefore, our compensation program for our executive officers, including our named executive officers, is designed to attract, retain and motivate the best possible executive talent. Utilizing a pay-for-performance compensation philosophy, we have designed a program that provides the ability to differentiate the total compensation mix of our named executive officers based on their demonstrated performance and their potential to contribute to our long-term success.

Our compensation philosophy is to:

•	provide our executives a competitive total compensation opportunity relative to the organizations with which we compete for executive talent;

•	attract and retain individuals of superior ability and managerial talent who can successfully perform and succeed in our environment;

•	increase the incentive to achieve key strategic and financial performance measures by linking compensation opportunities and actual compensation earned through our pay-for-performance compensation program to the achievement of corporate goals and individual performance in support of those goals in these areas; and

•	deliver pay in a cost efficient manner that aligns employees’ compensation with shareholders’ long-term interests.

Our compensation program is designed to reward the accomplishment of our corporate goals and individual contribution to achieving those goals in a manner consistent with the Company’s values, which stresses not only results but how those results are attained. In order to meet the objectives of our compensation philosophy we maintain a robust goal setting and performance management program. Corporate objectives are established at the beginning of each year and are the basis for determining corporate performance for the year. Key strategic corporate, financial and operational goals that are established by our Board of Directors include:

•	continued progress in our clinical development programs for Fabry, Gaucher and Pompe disease;

•	continued progress in our pre-clinical research and development programs;

•	continued intellectual property development; and

•	implementation of appropriate financing or business development strategies.

Individual goals serve as the basis for individual performance measurement by senior management at the end of the calendar year. Our executives are evaluated and reviewed on the basis of achievement of results relative to their pre-established goals and other key accomplishments, as well as demonstrated competencies and behavioral attributes.

Compensation Program Elements and Pay Level Determination

Each year, the Compensation Committee reviews and determines base salaries, annual incentive and long-term incentive awards for all executive officers. For 2008, the base salaries, annual cash incentives and long-term incentive awards determination for all named executive officers, including our chief executive officer, were approved by our independent (non-employee) directors.

As part of the compensation evaluation process, the chief executive officer and the vice president of human resources present to the Compensation Committee a detailed individual assessment of each executive officer’s performance excluding his own over the prior year, as well as the recommended compensation action for each named executive officer. Based on corporate and individual performance, the chief executive officer makes a compensation recommendation for each officer which includes actions on base salary, payouts under our cash incentive plan and long-term incentive grants. The results of the named executive officer’s performance are a determination by his supervisor and chief executive officer with input from other peers, and direct reports as appropriate. The chief executive officer’s performance is assessed by all independent directors.

Individual goals and objectives are established at the beginning of each year and are designed to support the achievement of the corporate goals and to reward each executive based on his or her success relative to the specific goals for his or her role. All employees participate in annual goal setting as well as mid-year and annual performance reviews.

Amicus Therapeutics targets its total compensation for its named executive officers and each of its comprising elements — base salary, bonus and long-term incentive awards — at the 50th percentile of a broad set of companies from the peer group discussed below. Actual compensation levels for each named executive officer depend on factors such as individual performance, Company performance, skills/capabilities, overall impact/contribution, experience in position, criticality of position and internal equity. The Compensation Committee considered all the information presented (including external competitiveness, the performance review, Company performance and internal equity) and applied its collective knowledge and discretion to determine the compensation for each named executive officer.

The Compensation Committee, with the help of its independent executive compensation consultant, Watson Wyatt, established the peer group set forth below to better align target compensation with competitive data. The Compensation Committee, upon advice of Watson Wyatt, selected the companies that comprise our peer group through a robust screening process that considered publicly traded U.S. biopharmaceutical companies that were similar to Amicus in size, market capitalization and business operating model and operate in geographic locations that generally have similar pay levels. The Compensation Committee intends to continue reviewing and revising the peer group periodically to ensure that it continues to reflect companies of similar size and business model.

ACADIA Pharmaceuticals	ARIAD Pharmaceuticals	Theravance
Acorda Therapeutics	Pharmasset	Xoma Limited
Affymax	Rigel Pharmaceuticals
Alnylam Pharmaceuticals	Synta Pharmaceuticals
Altus Pharmaceuticals	Tercica

Elements of Compensation

Amicus’ executive compensation consists of a number of elements, each of which plays an important role in our pay-for-performance philosophy and in achieving our compensation program objectives. For each element of compensation we target a different position to develop an overall executive compensation program that is competitive with 2008 market data.

Base Salary

Base salaries are paid to our named executive officers to provide a level of compensation that is both competitive with the external market and is commensurate with each employee’s scope of responsibilities, past performance, experience and skills. The salary increase from 2007 to 2008 for our named executive officers other than Dr. Lockhart averaged 5.36% and ranged from 5.0% to 6.25%. Dr. Lockhart’s base salary was increased by 18% in order to better align his compensation with our peer group. For 2009, base salaries for our named executive officers were increased by an average of 3.15% and ranged from 2.75% to 3.5%

Annual Cash Incentive Plan

We maintain an annual cash incentive program to motivate and reward the attainment of annual strategic, operational, financial and individual goals. For all program participants, annual cash incentive opportunities, which are expressed as a percentage of base salary, are targeted at the 50th percentile of the market. For 2008 and 2009, these percentages of base salary were determined by level in the organization accordance with our plan as follows:

	2008 Targeted	2009 Targeted
	Bonus % of	Bonus % of
Position	Base Salary	Base Salary

Chief Executive Officer	50%	50%
Other Chief Officers	30%	40%
Vice Presidents	25%	30%

The Compensation Committee determined that increases for 2009 were appropriate because our 2008 annual cash incentive target levels fell below the median of our peer group.

Bonuses awarded under the plan are determined by utilizing both a corporate and an individual multiplier. The corporate multiplier is based upon a determination of how the Company performed against the corporate goals established at the beginning of the year and the other significant corporate activities that occurred during the year. This corporate multiplier may range from 0% to 150%. The individual multiplier is determined based upon the individual performance year end rating and may typically range from 0% to 120+%. For 2008, individual multipliers for our named executive officers ranged from 100% to 105% while the corporate multiplier was set at 85%.

In order to determine bonus calculations under the plan, our named executive officers’ target bonus is first multiplied by the corporate multiplier, which is then multiplied by the individual multiplier. The table on page 21 illustrates further how 2008 awards under the plan were calculated for our named executive officers.

The Corporate Multiplier

On an annual basis, the Board works with management to set Company goals and objectives that reflect a high degree of difficulty and acceleration of execution of the Company’s strategies commensurate with our short and long-term business plan. The Company’s internal goals and objectives reflect complex assumptions based on internal analyses and projections, and are intended to encourage the Company to pursue its business plan in an expedited, aggressive manner. Once the Company’s goals and objectives have been developed, they are reviewed and approved by the Compensation Committee and finally approved by the full Board.

At the time the goals and objectives are set, the Compensation Committee believes that their full attainment will be extremely difficult and may not be reached, despite great effort, due in part to internal and external factors, many of which may be out of the Company’s control. The objectives are set with the understanding that the Company is in its development stage and the recognition that some objectives, especially those tied to timing of events, may need to be altered as events throughout the course of the year shape the best path for the development of the Company’s products. However, while total achievement of all goals and objectives set at the beginning of the year may not be expected, the Compensation Committee demands that management significantly advance the Company’s general business objectives throughout the year in order to achieve a 100% corporate multiplier. For 2008, our corporate objectives were as follows: (1) initiate and begin enrollment in a Phase 3 clinical trial for our product candidate for the treatment of Fabry disease, (2) initiate a study in Gaucher patients switching from enzyme replacement therapy (“ERT”) to our product candidate for the treatment of Gaucher disease, (3) complete enrollment in a Phase 2 clinical trial in patients naïve to ERT for our product candidate for the treatment of Gaucher disease, (4) initiate and complete enrollment in a Phase 2 clinical trial for our product candidate for the treatment of Pompe disease, (5) initiate a Phase 2 clinical trial in patients suffering from Parkinson’s disease who are also Gaucher carriers, (6) conduct proof of concept animal studies in two research and development programs, (7) initiate two earlier stage research and development programs, (8) significantly enhance our intellectual property base, (9) complete an early stage research and development partnership and (10) achieve our goals within the confines of our budget.

In reaching its recommendation on the corporate multiplier, the Compensation Committee reviewed the Company’s performance relating to the goals and objectives as a whole. This review included recognition of accomplishments by the Company that were not necessarily anticipated at the beginning of the year. Additionally, the Compensation Committee does not apply a weighting to the Company’s goals and objectives.

In the 2008 plan year, the Company achieved some of its 2008 corporate goals and made significant progress towards the achievement of others; however, not all targets were completely met. Objectives that were not fully met in 2008 included delays in initiation of a Phase 3 clinical trial for our product candidate for the treatment of Fabry disease and completion of patient enrollment in a Phase 2 clinical trial for our product candidate for the treatment of Pompe disease. The Company also did not accomplish objectives (2), (5) and (9) set forth above. However, these goals were unattained largely due to management’s and the Board’s determination that these objectives should be adjusted in the interests of our business strategy. The Company’s objectives reflect assumptions and strategic plans that are established at the beginning of the year which, as each year progresses, may require adjustment in light of changing circumstances and business goals. For example, in 2008, the Company modified the development plan for its product candidate for the treatment of Gaucher disease to include a study of the pharmacokinetics of this candidate in Gaucher patients rather than conducting a longer-term Phase 2 study in patients switching from ERT.

Offsetting these unmet objectives were accomplishments not necessarily anticipated at the beginning of the year, including our development of encouraging data from preliminary preclinical studies examining the administration of our compound for the treatment of Pompe disease in combination with enzyme replacement therapy and our total spend for 2008 coming in well below budget. The Company also made significant progress in regulatory advancements for one of its lead products, continued to effectively collaborate with its strategic partner Shire, and established a research and development facility in California to support research into new applications of Amicus’ pharmacological chaperone technology.

After reviewing the corporate goals and objectives and the Company’s additional accomplishments during 2008, the Compensation Committee recommended a composite 85% corporate multiplier. The Compensation Committee believed that 85% was an appropriate multiplier given our delay in accomplishing all of our goals and objectives while also taking into account the significant progress the Company made in advancement of its overall business objectives. This recommendation was approved by the full Board of Directors.

The Individual Multiplier

The individual multiplier for each executive is determined after considering several factors including achievement of individual objectives, departmental or organizational performance, and other significant accomplishments. Individual objectives are necessarily tied to the particular area of expertise of the executive and are designed to support the Company’s achievement of its corporate goals. Individual objectives are based on a variety of factors, including the following categories: company growth; leadership; clinical and regulatory progress; development and integration of departments; establishment of presence in the biopharmaceutical community; and scientific advancement.

These objectives are set with the belief that full achievement will be difficult and challenging, but attainable, so long as the officer is fully committed to their accomplishment through significant effort and dedication to the Company’s strategies, and an ability to quickly adapt to a constantly evolving business environment. Achievement of these objectives is measured relative to external forces, internal resources utilized and overall individual effort. Although the individual objectives serve as a meaningful means of supporting the Company’s goals and evaluating individual performance, their achievement is not necessarily tied to the determination of each named executive officer’s individual multiplier.

Our chief executive officer’s individual performance is strongly tied to the Company’s ability to meet its corporate goals and is reviewed and approved by our Chairman of the Board and the Compensation Committee. Individual performance objectives of our other named executive officers are determined by the executive officer to whom each named executive officer reports, but are neither reviewed or approved by the Compensation Committee. Rather, these objectives serve as a measuring tool for our chief executive officer in formulating his recommendation to the Compensation Committee as to the appropriate individual multiplier for each named executive officer. During the annual review process, the Company’s chief executive officer discusses with the Compensation Committee his overall evaluation for each executive which includes each executive’s performance and accomplishments as they relate to the Company’s corporate goals, departmental performance, and other significant accomplishments. However, this discussion does not include a presentation to the Compensation Committee as to how each named executive officer performed relative to his individual objectives. While the Compensation Committee relies heavily on the chief executive officer’s evaluation of the other named executive officers, it also considers the degree of difficulty in attaining the Company’s goals and the executive’s accomplishments. In considering the degree of difficulty, the Compensation Committee considers factors such as the influence of external events, including unanticipated clinical events and regulatory timelines, and the effort expanded by executives. The Compensation Committee reviews and discusses their evaluation of the Company’s chief executive officer’s performance and accomplishments in executive session along with the Chairman of the Board and without the presence of the chief executive officer.

The 2008 annual cash incentive target for Mr. Crowley, the Company’s chief executive officer, was 50% of his salary, or $212,500. The Compensation Committee recognized Mr. Crowley’s development and implementation of the Company’s long-term strategy, his significant role in creating an efficient organization with a strong management team, his effective representation of the Company with investors and the community at large and his overall leadership of the Company. However, the Compensation Committee also noted the Company’s shortfall in achieving all of its 2008 goals and objectives. As a result, the Compensation Committee used its discretion to set his individual multiplier at 92.5%. Mr. Crowley’s annual cash incentive payout was $167,078.

Mr. Dentzer’s 2008 annual cash incentive target was 30% of his salary, or $89,080. The Compensation Committee recognized Mr. Dentzer for enhancing fiscal discipline within the Company, managing our Securities and Exchange Commission and related filings, and significantly improving the Company’s budgeting process. In recognition of his 2008 achievements, the Compensation Committee determined that Mr. Dentzer exceeded performance expectations and used its discretion to set his individual multiplier at 105%. Mr. Dentzer’s annual cash incentive payout was $79,505.

Mr. Patterson’s 2008 annual cash incentive target was 30% of his salary, or $98,750. The Compensation Committee noted Mr. Patterson’s oversight of the rebuilding and staffing of the Company’s clinical and regulatory functions, his successful management of our regulatory strategy for two of our lead programs, and the integration of our medical affairs, patient advocacy and clinical outreach functions within the Company. The Compensation Committee therefore determined that Mr. Patterson exceeded performance expectations and used its discretion to set his individual multiplier at 105%. Mr. Patterson’s annual cash incentive payout was $88,137.

Dr. Lockhart’s 2008 annual cash incentive target was 30% of his salary, or $105,000. The Compensation Committee noted Dr. Lockhart’s oversight of the vital support provided by the Company’s science function to its lead programs, his continued excellent relationship with key opinion leaders and the launch of critical new science initiatives within the organization. Overall, the Compensation Committee determined that Dr. Lockhart exceeded performance expectations and used its discretion to set his individual multiplier at 105%. Dr. Lockhart’s annual cash incentive payout was $93,712.

Dr. Licholai’s 2008 annual cash incentive target was 25% of his salary, or $61,335. The Compensation Committee recognized Dr. Licholai’s excellent relationships with the biopharmaceutical patient community, valuable contributions to the Company’s scientific meetings, strong support for our clinical programs through relationship management and his contributions to the establishment of medical advisory boards for each of our three lead programs. The Compensation Committee therefore determined that Dr. Licholai met performance expectations and used its discretion to set his individual multiplier at 100%. Dr. Licholai’s annual cash incentive payout was $52,135.

As indicated above, individual cash incentive payments equal the product of the Company Multiplier, the Individual Multiplier, the Target Bonus% and the Annual Base Salary. The calculation of the named executive officer’s individual cash incentive payments are summarized in the table below.

	Company	Individual	Target	Base
	Multiplier	Multiplier	Bonus	Salary	Payout
Name and Principal Position	(%)	(%)	(%)	($)	($)

John F. Crowley	85	92.5	50	$425,000	$167,078
President and Chief Executive Officer
James E. Dentzer	85	105	30	296,940	79,505
Chief Financial Officer
Matthew R. Patterson	85	105	30	329,175	88,137
Chief Operating Officer
David Lockhart, Ph.D.	85	105	30	350,000	93,712
Chief Scientific Officer
Gregory Licholai, M.D.	85	100	25	245,345	52,135
Vice President, Medical Affairs

Generally, employees who are hired after April 1 of the calendar year are eligible for a prorated bonus based upon date of hire and those hired after October 1 are not eligible to receive an annual cash incentive award for that year.

Long-term Incentive Program

We believe that long-term performance will be achieved through an ownership culture that rewards our executives for maximizing shareholder value over time and that aligns the interests of our employees and management with those of stockholders. Our 2007 Amended and Restated Equity Incentive Plan, or the 2007 Plan, and our 2002 Equity Incentive Plan, or the 2002 Plan, authorize or authorized us to grant stock options or restricted stock. We have historically elected to use stock options as the primary long-term equity incentive vehicle. We typically grant an initial stock option award to new employees and annual performance-based awards as part of our overall compensation program as well as option grants to reflect promotions, as necessary. For the named executive officers, our stock option awards vest over a four-year period with 25% vesting one year after the vesting commencement date and the remainder vesting ratably each month thereafter in equal installments over a three-year period subject to continued employment of association with us, and expire ten years after the date of grant.

We expect to continue to use stock options as a long-term incentive vehicle because we believe that:

•	Stock options and the vesting period of stock options attract and retain executives.

•	Stock options are inherently performance based. Because all the value received by the recipient of a stock option is based on the growth of the stock price, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value.

•	Stock options help to provide a balance to the overall executive compensation program as base salary and our annual performance bonus program focus on short-term compensation, while stock options reward executives for increases in shareholder value over the longer term.

As the Company evolves as an organization, we will continue to explore and evaluate the use of alternative long-term incentives vehicles in combination with stock options.

Initial Stock Option Awards

Executives who join us are awarded initial stock option grants. These grants have an exercise price equal to the closing price of our Common Stock on the date of grant, or the first date of employment, whichever date is later. Our goal is to create a total compensation package for new employees that is competitive with other biotechnology companies and that will enable us to attract high quality people. In 2008, the number of shares of the initial stock option award was determined based on the executives’ position with us and analysis of the competitive practices of our peer group. However, none of our named executive officers received an initial stock option award in 2008.

Annual Stock Option

Our practice is to make annual stock option awards as part of our overall performance management program to those employees who earn a certain threshold of performance rating or above. The Compensation Committee believes that providing additional option grants beyond the initial grant provides management with a strong link to long-term corporate performance and the creation of shareholder value as well as providing continued retention via long-term vesting.

In 2008, our named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan-Based Awards” on page 26. In February 2009, we granted stock options to our named executive officers in the amounts set forth below. The 2008 and 2009 awards were granted in connection with company-wide grants. All of the stock option awards are subject to our standard four year vesting schedule.

		Number of	Exercise
		Shares	Price of
		Underlying	Option
		Options	Awards
Name and Principal Position	Grant Date	(#)	($/Sh)

John F. Crowley,	2/3/2009	103,500	$10.36
President and Chief Executive Officer
James E. Dentzer,	2/3/2009	54,000	10.36
Chief Financial Officer
Matthew R. Patterson,	2/3/2009	54,000	10.36
Chief Operating Officer
David Lockhart, Ph.D.,	2/3/2009	54,000	10.36
Chief Scientific Officer
Gregory Licholai, M.D. ,	2/3/2009	27,000	10.36
Vice President, Medical Affairs

Restricted Stock

Our 2002 Plan and our 2007 Plan authorize us to grant restricted stock. To date, we granted under our 2002 Plan 13,333 shares of restricted stock to Mr. Sblendorio, our Audit Committee chairman, and 40,000 shares of restricted stock to Mr. Dentzer. While we have no current plans to grant restricted stock under our 2007 Plan, we may choose to do so in order to implement the long-term incentive goals of the Compensation Committee.

Other Compensation

Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers, including medical, dental, vision and life insurance coverage. All employees receive Company paid term life insurance equal to two times annual base salary, up to a maximum benefit of $1,000,000.

Effective January 1, 2008, the Compensation Committee approved the implementation of a Company match for our 401(k) Plan. Executives as all participants are subject to Federal guidelines and plan maximums. We will match $1 for each $1 a participant defers into the plan up to 5% of each participant’s salary and bonus paid during the year.

Additional CEO Benefits

Our Company is engaged in a highly competitive industry and developing medicines for unique and complicated genetic disorders. As chief executive officer, Mr. Crowley has significant responsibility for leading our Company and managing its progress toward achieving our corporate goals. Mr. Crowley’s compensation reflects this responsibility and takes into account his unique circumstances.

As part of his overall compensation, Mr. Crowley receives significant payments and benefits from the Company related to the healthcare and other associated costs incurred by his family. These amounts reflect substantial costs incurred for the treatment of a rare medical condition afflicting two members of Mr. Crowley’s immediate family. Specifically, the Company provides Mr. Crowley with two additional compensation components: (1) certain payments pursuant to his employment agreement, and (2) Company-paid premiums for a supplemental health insurance plan. We describe these benefits below.

Employment Agreement Payments:  As outlined in Mr. Crowley’s employment agreement, in 2008 we reimbursed Mr. Crowley the maximum annual amount of $220,000 for medical expenses not covered by any of the Company’s medical insurance plans and made corresponding gross-up payments on behalf of Mr. Crowley to the appropriate federal and state taxing authorities in the amount of $225,013. In addition, we reimbursed Mr. Crowley $50,393 for medical expenses not covered by any medical insurance plans for costs incurred in 2007, resulting in an aggregate of $495,406 for the year. These payments were made on a quarterly basis during 2008. Effective

January 1, 2008, we modified the agreement to (i) make quarterly payments to Mr. Crowley to cover out-of-pocket healthcare associated expenses incurred by Mr. Crowley and his family, and (ii) make corresponding gross-up payments on behalf of Mr. Crowley on a quarterly basis to the appropriate federal and state taxing authorities.

Additional Health Insurance:  In addition to the basic health insurance plan provided to all employees, we maintain an additional medical insurance plan in which the named executive officers and other executives may participate. As mentioned above, the Company initiated this insurance plan primarily to address significant medical costs incurred by the family of Mr. Crowley. At present, in addition to Mr. Crowley, Mr. Patterson and Dr. Licholai participate and receive benefits under the plan. These executives are entitled to the reimbursement of medical expenses, subject to certain limitations. We continually re-evaluate the levels of benefits currently provided to our executives.

In aggregate for 2008, the Company provided Mr. Crowley with other compensation of $1,707,052, which included reimbursements of $495,406 of family medical expenses under his employment agreement and $1,196,146 for health insurance premiums for Mr. Crowley’s family. The Company has negotiated the scope and terms of the additional medical insurance plan for 2009 and expects the premiums to decrease in 2009 for Mr. Crowley and his family. As part of its responsibilities, the Compensation Committee intends to monitor these costs and continuously review and assess the total mix and structure of Mr. Crowley’s compensation to ensure that it appropriately reflects the value Mr. Crowley brings to the Company.

Termination Based Change of Control Compensation

Upon termination of employment under certain circumstances, our named executive officers are entitled to receive varying types of compensation. Elements of this compensation may include payments based upon a number of months of base salary, bonus amounts, acceleration of vesting of equity, and health and other similar benefits. We believe that our termination-based compensation and acceleration of vesting of equity arrangements are in line with severance packages offered to named executive officers of other similar companies, including our package for our chief executive officer, based upon the market information we have reviewed. We also have granted severance and acceleration of vesting of equity benefits to our named executive officers in the event of a change of control if the executive is terminated within a certain period of time following the change of control. We believe this “double trigger” requirement maximizes shareholder value because it prevents an unintended windfall to management in the event of a friendly or non-hostile change of control. Under this structure, unvested equity awards would continue to incentivize our executives to remain with the company after a change of control, and more appropriate than a single trigger acceleration mechanism contingent only upon a change of control. The specifics of each named executive officer’s arrangements are described in further detail below.

Executive Compensation

Summary Compensation Table

The following table provides information regarding the compensation that we paid during years 2008, 2007 and 2006 to each person serving as our chief executive officer and our chief financial officer and each of our other three most highly compensated executive officers during years 2008, 2007 and 2006.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Fiscal	Salary		Awards	Awards(1)	Compensation(2)	Compensation		Total
Name and Principal Position	Year	($)		($)	($)	($)	($)		($)

John F. Crowley	2008	$425,000		$—	$1,671,844	$167,078	$1,707,052	(3)	$3,970,974
President and Chief	2007	400,000		—	1,329,719	220,000	863,206	(4)	2,812,925
Executive Officer	2006	400,000		—	876,041	210,667	659,963	(5)	2,146,671
James E. Dentzer	2008	296,940		91,465	291,334	79,506	15,500	(6)	774,745
Chief Financial Officer	2007	282,692		91,500	172,917	93,324	—		640,433
	2006	70,000	(7)	22,875	13,822	84,000	299,461	(8)	490,158
Matthew R. Patterson	2008	329,175		—	390,346	88,137	17,771	(9)	825,429
Chief Operating	2007	312,981		—	259,132	98,753	2,115	(10)	672,981
Officer	2006	280,673		—	114,993	65,267	—		460,933
David Lockhart, Ph.D.	2008	335,534	(15)	—	705,915	93,713	47,021	(11)	1,182,183
Chief Scientific Officer	2007	296,154		—	540,051	106,848	59,281	(12)	1,002,334
	2006	280,000		—	316,375	66,547	94,926	(13)	757,848
Gregory Licholai, M.D.	2008	245,345		—	189,177	52,136	17,996	(14)	504,654
Vice President, Medical	2007	233,660		—	133,770	64,257	3,525	(10)	435,212
Affairs	2006	224,675		—	102,892	34,151	—		361,718

(1)	The value of each of the option awards was computed in accordance with FAS 123(R) excluding the consideration of forfeitures. The value of options is earned by the named officer over a four year period. The amount presented represents the value of current and prior year options that were earned during 2006, 2007 and 2008, respectively.

(2)	The 2008 amount represents bonuses earned in 2008 and paid in 2009; the 2007 amount represents bonuses earned in 2007 and paid in 2008 and the 2006 amount represents bonuses earned in 2006 and paid in 2007.

(3)	Includes $15,500 of 401(k) employer match which began on January 1, 2008, $270,393 of payments made in connection with reimbursements under Mr. Crowley’s employment agreement for family medical expenses, $225,013 for corresponding reimbursement of taxes and $1,196,146 for health insurance premiums for Mr. Crowley’s family.

(4)	Includes $220,000 of payments made in connection with reimbursements under Mr. Crowley’s employment agreement for family medical expenses, $183,078 for corresponding reimbursement of taxes and $460,128 for health insurance premiums for Mr. Crowley’s family.

(5)	Includes $214,440 of payments made in connection with reimbursements under Mr. Crowley’s employment agreement for family medical expenses, $188,903 for corresponding reimbursement of taxes and $256,620 for health insurance premiums for Mr. Crowley’s family.

(6)	Represents 401(k) employer match which began on January 1, 2008.

(7)	Mr. Dentzer began serving as our chief financial officer in October 2006.

(8)	Consists of $199,461 of relocation expenses and a $100,000 signing bonus.

(9)	Includes $14,334 of 401(k) employer match which began on January 1, 2008 and $3,437 for health insurance premiums.

(10)	Represents payments of health insurance premiums.

(11)	Represents $14,411 of 401(k) employer match which began on January 1, 2008, $22,478 of commuting expenses and $10,132 for reimbursement of taxes.

(12)	Represents $39,690 of relocation expenses and $19,591 for reimbursement of taxes.

(13)	Includes $20,000 of signing bonus, $31,579 of relocation expenses, $25,550 for commuting expenses and $17,797 for reimbursement of taxes.

(14)	Represents $12,267 of 401(k) employer match which began on January 1, 2008 and $5,729 for health insurance premiums.

(15)	Mr. Lockhart received a salary increase during 2008; therefore his year-end base salary was $350,000.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of the named executive officers during 2008.

		All Other
		Option
		Awards:		Grant
		Number of	Exercise	Date Fair
		Securities	Price of	Value of
		Underlying	Option	Option
		Options(2)	Awards	Awards(1)
Name and Principal Position	Grant Date	(#)	($/Sh)	($)

John F. Crowley	2/5/2008	125,000	$10.21	$894,133
President and Chief Executive Officer
James E. Dentzer	2/5/2008	40,000	10.21	286,123
Chief Financial Officer
Matthew R. Patterson	2/5/2008	45,000	10.21	321,888
Chief Operating Officer
David Lockhart, Ph.D.	2/5/2008	45,000	10.21	321,888
Chief Scientific Officer	6/10/2008	20,000	10.53	148,895
Gregory Licholai, M.D.	2/5/2008	30,000	10.21	214,592
Vice President, Medical Affairs

(1)	The value of restricted stock and option awards granted to our named executive officers in 2008 was computed in accordance with FAS 123(R) without consideration of forfeitures.

(2)	The option has a term of ten years and vests in accordance with the following schedule: 25% of the total number of shares vest on the first anniversary of the grant date and 1/48th of the total number of shares vest on the first day of each calendar month following the grant date.

While our Amended and Restated 2007 Equity Incentive Plan authorizes us to grant restricted stock, we did not grant restricted stock during 2008, nor do we currently have plans to grant restricted stock.

Outstanding Equity Awards at Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2008.

	Option Awards				Stock Awards
	Number of	Number of			Number of		Market Value of
	Securities	Securities			Shares or		Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option		Stock		Stock
	Options	Options	Exercise	Option	That Have		That Have
	(#)	(#)	Price	Expiration	Not Vested		Not Vested
Name and Principal Position	Exercisable	Unexercisable(1)	($)	Date	(#)		($)

John F. Crowley	43,663	6,268	$0.638	1/6/2015	—		$—
President and Chief Executive	16,491	—	0.638	8/17/2014	—		—
Officer	69,158	20,842	5.325	10/20/2015	—		—
	198,326	81,674	5.325	2/28/2016	—		—
	83,328	116,672	13.425	4/25/2017	—		—
	—	125,000	10.21	2/5/2018	—		—
James E. Dentzer	18,049	15,285	8.175	10/2/2016	18,338	(2)	146,337
Chief Financial Officer	30,549	42,785	13.425	4/25/2017	—		—
	—	40,000	10.21	2/5/2018	—		—
Matthew R. Patterson	29,004	7,663	5.325	10/20/2015	—		—
Chief Operating Officer	23,601	9,733	5.325	2/28/2016	—		—
	33,328	46,672	13.425	4/25/2017	—		—
	—	45,000	10.21	2/5/2018	—		—
David Lockhart, Ph.D.	72,909	27,091	5.325	2/28/2016	—		—
Chief Scientific Officer	23,601	9,733	5.325	2/28/2016	—		—
	41,664	58,336	13.425	4/25/2017	—		—
	—	45,000	10.21	2/5/2018	—		—
	—	20,000	10.53	6/10/2018	—		—
Gregory Licholai, M.D.	22,237	—	0.638	12/15/2014	—		—
Vice President,	21,096	5,571	5.325	10/20/2015	—		—
Medical Affairs	14,152	5,848	5.325	2/28/2016	—		—
	3,678	9,656	13.425	4/25/2017	—		—
	—	30,000	10.21	2/5/2018	—		—

(1)	25% of the total number of shares subject to the option vest at the end of the first year, the remainder vest 1/36th per month thereafter.

(2)	25% of the total number of shares vests on the first anniversary of the grant date and 1/48th of the total number of shares vest on the first day of each calendar month following the grant date.

Option Exercises and Stock Vested at Year End

The following table presents certain information concerning the exercise of options by each of the named executive officers during the year ended December 31, 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise	Vesting	on Vesting
Name and Principal Position	(#)	($)	(#)	($)

John F. Crowley	70,000	$539,000	—	$—
President and Chief Executive Officer
James E. Dentzer(1)	—	—	9,996	114,637
Chief Financial Officer
Matthew R. Patterson	32,181	275,860	—	—
Chief Operating Officer
Gregory Licholai, M.D.	31,401	421,145	—	—
Vice President, Medical Affairs
David Lockhart, Ph.D.	—	—	—	—
Chief Scientific Officer

(1)	In order to comply with the minimum statutory federal and Medicare withholding rates, Mr. Dentzer surrendered a portion of his vested shares to Amicus Therapeutics, Inc. Total shares surrendered were 2,640 shares with a value of $30,276.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee, which is comprised solely of independent directors, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Severance Benefits and Change of Control Arrangements

We have agreed to provide severance benefits and change of control arrangements to our current executives, as described below.

John F. Crowley.  We employ Mr. Crowley as our President and Chief Executive Officer pursuant to an employment agreement. The agreement will continue for successive one-year terms until either Mr. Crowley or we provide written notice of termination to the other in accordance with the terms of the agreement. Upon the termination of his employment by us other than for cause, or if we decide not to extend Mr. Crowley’s agreement at the end of any term, or termination of his employment by him for good reason, Mr. Crowley has the right to receive (i) a severance payment in an amount equal to 18 times his monthly base salary then in effect, payable in accordance with our regular payroll practices, (ii) an additional payment equal to 150% of the target bonus for the year in which the termination occurs, and (iii) continuation of benefits for a comparable period as a result of any such termination. Further, the vesting of all options then held by Mr. Crowley shall accelerate by one year. Mr. Crowley is not entitled to severance payments if we terminate him for cause or if he resigns without good reason. Mr. Crowley is bound by non-disclosure, inventions and non-competition covenants that prohibit him from competing with us during the term of his employment and for one year after termination of employment.

If Mr. Crowley resigns for good reason, we or our successor terminate him without cause, or we decide not to extend his employment agreement at the end of any term, in each case within 3 months prior to, or 12 months following a change of control, then Mr. Crowley has the right to receive a severance payment in an amount equal to 24 times his monthly base salary then in effect, payable in accordance with our regular payroll schedule, as well as an additional payment equal to 200% of the target bonus for the year in which the termination occurs. In addition, Mr. Crowley is entitled to the continuation of benefits for a comparable period as a result of any such termination. Further, the vesting of all options then held by him shall accelerate in full, and all repurchase rights that we may have as to any of his stock will automatically lapse. We believe this “double trigger” requirement maximizes shareholder value because it prevents an unintended windfall to management in the event of a friendly or non-hostile change of control. We believe that the severance package for our chief executive officer is in line with severance packages offered to chief executive officers of comparable companies as represented by compensation data we have reviewed.

Other Named Executive Officers.  We have entered into severance agreements with the following named executive officers: Matthew R. Patterson, James E. Dentzer, David Lockhart and Gregory P. Licholai, M.D. If a named executive officer is terminated without cause, then the executive has the right to receive:

•	six months of base salary following that termination;

•	an amount equal to any bonus paid to such executive in the previous year; and

•	vesting on options or restricted stock awards then held by them will automatically accelerate by six months.

In addition, if any of our named executive officers is terminated other than for cause within six months following certain corporate changes or, if following those changes, the executive resigns for good reason, then the executive has the right to receive:

•	a lump-sum severance payment in an amount equal to 12 times the monthly base salary in effect as of the date of the corporate change;

•	payment of a bonus equal to the bonus earned in the preceding year; and

•	any outstanding unvested stock options or other equity based compensation held by the executive will fully vest (“double trigger” requirement).

As previously disclosed, in December 2008, we entered into an amendment to Mr. Crowley’s employment agreement and amendments to our other named executive officers’ letter agreements in order to ensure compliance with regulations promulgated under Section 409A of the Internal Revenue Code, as amended. These amendments did not change in any way the financial benefits available to Mr. Crowley or the other named executive officers. The changes include, but are not limited to, (i) modification of the definition of “good reason” to comply with Section 409A; (ii) a change in the timing of payments due or potentially due under the agreements, including post-termination payments, and (iii) a “gross up” of payments in the event that any payment upon termination of service with the Company is determined to be subject to penalties imposed by Section 409A.

Each named executive officer is bound by non-disclosure, inventions transfer, non-solicitation and non-competition covenants that prohibit the executive from competing with us during the term of his or her employment and for 12 months after termination of employment. We believe that the severance packages for our named executive officers are consistent with severance packages offered to named executive officers of comparable companies as represented by compensation data we have reviewed.

Potential Payments Upon Termination Without Cause

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his employment had been terminated without cause on December 31, 2008. Amounts below reflect potential payments pursuant to the employment agreements for such named executive officers.

					Value of
	Salary		Benefit		Accelerated
	Continuation	Bonus	Continuation		Option Vesting
Name and Principal Position	($)	($)	($)		($)

John F. Crowley	$637,500	$330,000	$2,327,787	(1)	$875,274
President and Chief Executive Officer
James E. Dentzer	148,700	93,324	—		—
Chief Financial Officer
Matthew R. Patterson	164,588	98,753	—		111,792
Chief Operating Officer
David Lockhart, Ph.D.	167,767	106,848	—		44,238
Chief Scientific Officer
Gregory Licholai, M.D.	122,673	64,257	—		89,329
Vice President, Medical Affairs

(1)	Benefits to be continued consist of estimated healthcare costs and health insurance premiums for Mr. Crowley’s family.

Potential Payments Upon Termination Due to Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his employment had been terminated due to constructive termination upon a change in control on December 31, 2008, assuming that such termination occurred within the period beginning on the first day of the calendar month immediately preceding the calendar month in which the effective date of a change in control occurs and ending on the last day of the twelfth calendar month following the calendar month in which the effective date of a change in control occurs. Amounts below reflect potential payments pursuant to the amended employment agreements for such named executive officers.

					Value of
	Salary		Benefit		Accelerated
	Continuation	Bonus	Continuation		Equity Vesting
Name and Principal Position	($)	($)	($)		($)

John F. Crowley	$850,000	$440,000	$3,103,716	(1)	$318,188
President and Chief Executive Officer
James E. Dentzer	296,940	93,324	—		—
Chief Financial Officer
Matthew R. Patterson	329,175	98,753	—		46,186
Chief Operating Officer
David Lockhart, Ph.D.	335,534	106,848	—		97,768
Chief Scientific Officer
Gregory Licholai, M.D.	245,345	64,257	—		30,317
Vice President, Medical Affairs

(1)	Benefits to be continued consist of healthcare costs and health insurance premiums for Mr. Crowley’s family.

Confidential Information and Inventions Agreement

Each of our named executive officers has also entered into a standard form agreement with respect to confidential information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment.

Director Compensation

In June 2006, our Board of Directors adopted a compensation program for our non-employee directors, or the Director Compensation Policy. Pursuant to the Director Compensation Policy, each member of our Board of Directors who is not our employee receives the following cash compensation for Board services, as applicable:

•	$45,000 per year for service as chairman;

•	$20,000 per year for service as a Board member;

•	$30,000 per year for service as chairperson of the Audit Committee;

•	$30,000 for service as a financial expert;

•	$20,000 per year each for service as chairperson of the Compensation Committee or the Nominating and Corporate Governance Committee; and

•	$10,000 per year for service as a member of the Audit Committee and $5,000 per year for service as a member of the Compensation Committee or the Nominating and Corporate Governance Committee.

The 2007 Director Option Plan provides that each director shall automatically receive an annual grant of options to purchase 10,000 shares on the date of our Annual Meeting of Stockholders and the grants will vest in full at the next Annual Meeting of Stockholders. The exercise price of each option granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by the option. Options will have a maximum term of 10 years measured from the grant date, subject to termination in the event of the optionee’s cessation of Board service. All of our directors are eligible to participate in our 2007 Equity Incentive Plan.

In February 2009, we granted Sol. J. Barer options to purchase 30,000 shares of our common stock in connection with his election to the Board of Directors in January 2009. The exercise price of these options is equal to 100% of the fair market value on the date of grant of the shares covered by the option. Unlike the annual grant to our directors, this initial grant awards vests over a four year period with 25% vesting one year after the vesting commencement date and the remainder vesting ratably each month thereafter in equal installments over a three-year period subject to continued service as a director. We may in the future make additional initial grants of stock options to new Board members.

Summary Director Compensation Table

The following table provides information regarding the compensation that we paid to each of our directors during the year ended December 31, 2008.

		Fees		Stock	Option	All Other
	Total	Earned		Awards(5)	Awards	Compensation
Name	($)	($)		($)	($)	($)

Glenn P. Sblendorio(7)	$190,744	$80,000	(1)	$36,297	$74,447	$—
Alexander E. Barkas, Ph.D.(8)	99,447	25,000	(2)	—	74,447	—
Michael G. Raab(6)(8)	104,447	30,000	(2)	—	74,447	—
James N. Topper, M.D., Ph.D.(6)	99,447	25,000	(3)	—	74,447	—
P. Sherrill Neff(6)(7)	114,447	40,000	(2)	—	74,447	—
Sol J. Barer, Ph.D.(6)	—	—		—	—	—
Donald J. Hayden, Jr.(8)(9)	159,447	85,000	(1)	—	74,447	—
Stephen Bloch, M.D.	104,447	30,000	(4)	—	74,447	—
Gregory M. Weinhoff, M.D.	104,447	30,000	(2)	—	74,447	—

(1)	Represents fees paid to Director pursuant to Director Compensation Policy.

(2)	Represents fees paid to fund affiliated with Director.

(3)	Consists of $6,250 paid directly to Dr. Topper and $18,750 paid to fund affiliated with Dr. Topper.

(4)	Consists of $7,500 paid directly to Dr. Bloch and $22,500 paid to fund affiliated with Dr. Bloch.

(5)	The restricted stock award vests in 36 equal monthly installments.

(6)	Member of Compensation Committee.

(7)	Member of Audit Committee.

(8)	Member of Nominating/Corporate Governance Committee.

(9)	Chairman of the Board of Directors.

On January 7, 2009, Sol J. Barer, Ph.D., was elected to the Board of Directors and filled the vacancy created by the resignation of Dr. Weinhoff which was effective on that same date. Dr. Barer joined the Board of Directors as an independent director and currently serves on the Compensation Committee. Current Board of Directors member P. Sherrill Neff replaced Dr. Weinhoff on the Audit Committee. On February 17, 2009, Dr. Bloch resigned from the Board of Directors and current Board of Directors member Mr. Raab replaced Dr. Bloch on the Audit Committee.

Employment Agreements

John F. Crowley.  We employ Mr. Crowley as our president and chief executive officer. Under this agreement, Mr. Crowley is entitled to an annual base salary of $425,000. Adjustments to his base salary are in the discretion of our Board of Directors and we have agreed not to reduce his base salary below $425,000. The agreement provides that Mr. Crowley is eligible to receive a cash bonus of up to 50% of his base salary if performance criteria are met for the year in which the bonus is to be paid. The agreement also provides that Mr. Crowley’s compensation and benefits, including health benefits for him and his family, continue in full during the term of any active duty service, and Mr. Crowley received full compensation and benefits during his active duty service from September 2006 to March 2007. The agreement further provides that Mr. Crowley is eligible to participate in any executive bonus plans established by the Board from time to time. The agreement will continue for successive one-year terms until either Mr. Crowley or we provide written notice of termination to the other in accordance with the terms of the agreement.

We have agreed to secure and maintain an executive medical reimbursement contract with a named insurance company covering Mr. Crowley, his spouse and his dependents. Beginning in January 2008, we have agreed to (i) make quarterly payments to Mr. Crowley to cover out-of-pocket healthcare associated expenses incurred by Mr. Crowley and his family, and (ii) make corresponding gross-up payments on behalf of Mr. Crowley on a quarterly basis to the appropriate federal and state taxing authorities. The agreement also provides for severance benefits and change of control arrangements as previously described in detail.

Other Named Executive Officers.  We have entered into employment agreements with the following named executive officers: James E. Dentzer, Matthew R. Patterson and David Lockhart, Ph.D. These agreements set forth the named executive officer’s position, duties, base salary, benefits, and severance arrangements as described previously in the sections above. Our executive employment agreements with Dr. Lockhart and Messrs. Patterson and Dentzer provide for an initial term of two years, and will continue thereafter for successive two-year periods until we provide the executive with written notice of the end of the agreement in accordance with its terms. There is no employment agreement in place for Dr. Licholai and he is employed “at will”.

As mentioned above, Mr. Crowley’s employment agreement and the employment agreements of our other named executive officers were amended in December 2008 to ensure compliance with Section 409A of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears in this Proxy Statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our 2008 Annual Report on Form 10-K.

Members of the Amicus Therapeutics, Inc.
Compensation Committee:

P. Sherrill Neff, Chairman
Michael G. Raab
James N. Topper, M.D., Ph.D.
Sol J. Barer, Ph.D.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our Common Stock with the SEC. Based on our records and other information, we believe that, in 2008, none of our directors, executive officers or 10% stockholders failed to file a required report on time except as set forth in this paragraph. A Form 4 for Mr. Neff was filed one day late after a timely filing was rejected by the SEC due to an error in the EDGAR codes used in the submission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

On August 24, 2006, our Board of Directors adopted a formal policy such that all transactions between us and our officers, directors, principal stockholders and their affiliates must be approved by a majority of the members of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors, and that such transactions must be on terms no less favorable to us than those that could be obtained from unaffiliated third parties. We do not intend at this time to adopt specific standards for the approval of these transactions, but instead intend to have our Board of Directors review all such transactions on a case by case basis. Prior to August 24, 2006, although there was no formal policy, approval of the Board of Directors was obtained for all related party transactions.

Investor Rights Agreement

Pursuant to a third amended and restated investor rights agreement, dated as of September 13, 2006, by and among entities who held our redeemable convertible preferred stock (which was converted to common stock at our initial public offering) and us, we granted registration rights to all such holders, to Mount Sinai School of Medicine of New York University, or MSSM, and to the holder of a warrant which has since been exercised. Entities affiliated with Prospect Venture Partners II, L.P., New Enterprise Associates, Frazier Healthcare Ventures, Canaan Equity, Quaker BioVentures, CHL Medical Partners and Palo Alto Investors, LLC, each a holder of 5% or more of our voting securities, and their affiliates are parties to this investor rights agreement.

Subject to certain limitations, these stockholders may demand that, on up to two occasions, we register all or part of their securities for sale under the Securities Act as long as the aggregate price to the public for the securities to be sold in each instance is $5,000,000 or more. If we are eligible to register any of our common stock on Form S-3, these stockholders may make the same demand; provided, however, that we will not be required to register their securities if (i) we have already effected a registration within 90 days prior to the request or have effected two or more registrations on Form S-3 within the preceding 12 month period, or (ii) if the aggregate price to the public for the securities to be sold is less than $2,500,000. Additionally, if we believe that such registration would have a materially detrimental effect on any material corporate event, we may delay the request for up to three months, but not more than once in any twelve month period.

These stockholders may also request registration of their shares if we register any of our common stock, either for our own account or for the account of other security holders. In such an event, these stockholders are entitled to notice of the registration and to include their shares of common stock in such registration. In the case of an underwritten registration, we must use our reasonable best efforts to obtain the permission of the underwriters to the inclusion of the holder’s shares in the offering on the same terms.

With specified exceptions, a holder’s right to include shares in a registration is subject to the right of the underwriters to limit the number of shares included in the offering. All fees, costs and expenses of any registrations will generally be paid by us.

Mt. Sinai School of Medicine License Agreement

We acquired exclusive worldwide patent rights to develop and commercialize our lead products and other pharmacological chaperones pursuant to a license agreement with MSSM. In connection with this agreement, we issued 232,266 shares of our common stock to MSSM in April 2002. In October 2006 we issued MSSM an additional 133,333 shares of common stock and made a payment of $1.0 million in consideration of an expanded field of use under that license. Under this agreement, to date we have paid no upfront or annual license fees and we have no milestone or future payments other than royalties on net sales. However, on October 31, 2008, we amended and restated this license agreement to, among other items, provide us with the sole right to control the prosecution of patent rights under such agreement and to clarify the portion of royalties and milestone payments we receive from Shire Pharmaceuticals Ireland Ltd. that are payable to MSSM. In connection therewith, we agreed to pay MSSM $2.6 million in connection with the $50 million up front payment that we received in November 2007 from Shire and an additional $2.6 million for the sole right to and control over the prosecution of patent rights. This agreement expires upon expiration of the last of the licensed patent rights, which will be in 2019 if a foreign patent is granted and 2018 otherwise, or later subject to any patent term extension that may be granted.

Director Compensation

Please see “Management — Director Compensation” for a discussion of options granted and other compensation to our non-employee directors.

Executive Compensation and Employment Agreements

Please see “Management — Executive Compensation” and “Management — Stock Options” for additional information on compensation of our executive officers. Information regarding employment agreements with our executive officers is set forth under “Management — Employment Agreements.”

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our principal executive officer and principal financial and accounting officer, and our directors. The text of the code of conduct and ethics is posted on our web site at www.amicustherapeutics.com and will be made available to stockholders without charge, upon request, in writing to Secretary, c/o Amicus Therapeutics, Inc. at 6 Cedar Brook Drive, Cranbury, NJ 08512. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial and accounting officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless web site posting of such amendments or waivers is then permitted by the rules of The Nasdaq Stock Market LLC.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board of Directors has voted to nominate Sol J. Barer, Ph.D., Donald J. Hayden, Jr., and James N. Topper, M.D., Ph.D. for election at the 2009 Annual Meeting for a term of three years to serve until the 2012 Annual

Meeting of Stockholders, and until their respective successors are duly elected and qualified. The Class III directors, John F. Crowley, Michael G. Raab, and Glenn P. Sblendorio and the Class I directors, Alexander E. Barkas and P. Sherrill Neff, will serve until the Annual Meetings of Stockholders to be held in 2010 and 2011, respectively, and until their respective successors have been duly elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Sol J. Barer, Ph.D., Donald J. Hayden, Jr., and James N. Topper, M.D., Ph.D. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted at the Annual Meeting is required to elect each nominee as a director.

The Board of Directors recommends the vote “FOR” the election of each of Sol J. Barer, Ph.D., Donald J. Hayden, Jr. and James N. Topper, M.D., Ph.D. as a director, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

PROPOSAL NO. 2 — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2009. The Board proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2008. We expect that representatives of Ernst & Young will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by Ernst & Young LLP during those periods. All of such fees were approved by the Audit Committee.

	December 31,
	2008	2007

Audit Fees	$346,843	$739,847
All Other Fees	6,000	5,245

Total	$352,843	$745,092

Fees for audit services included fees associated with the annual audit and the reviews of the quarterly reports on Form 10-Q. In 2007, the audit fees also included costs of $400,000 associated with the preparation and review of our Registration Statements on Form S-1 relating to our initial public offering that was completed in June 2007. All Other Fees included subscription fees paid for access to the Ernst & Young LLP on-line Accounting & Auditing Research Tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit an aggregate estimate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed in the preparation of financial statements, as well as work that only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.	Other Fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares voted affirmatively or negatively on the matter at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

The Board of Directors recommends the vote “FOR” to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, and proxies solicited by the Board will be voted in favor of such ratification unless a stockholder indicates otherwise on the proxy.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which currently consists entirely of directors who meet the independence and experience requirements of the rules and regulations of Nasdaq Stock Market and Securities Exchange Act of 1934, as amended, has furnished the following report.

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This Committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2008, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended 2008 with management and Ernst & Young LLP, our independent registered public accounting firm;

•	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and

•	Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee further discussed with Ernst & Young LLP the Audit Committee’s independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Members of the Amicus Therapeutics, Inc.
Audit Committee

Glenn P. Sblendorio
Michael G. Raab
P. Sherrill Neff

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the 2009 Annual Meeting. If any other business is properly brought before the 2009 Annual Meeting of Stockholders, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the Proxy Statement relating to our Annual Meeting of Stockholders to be held in 2010, stockholder proposals must be received no later than 120 nor more than 150 days prior to the date that is one year from this year’s mailing date. To be considered for presentation at the Annual Meeting, although not included in the Proxy Statement, proposals must be received not less than 120 or more than 150 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting, which is April 24, 2009; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 30 days after the anniversary date of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which we make a public announcement of the date of such meeting.

Proposals received after that date will not be voted on at the Annual Meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, c/o Amicus Therapeutics, Inc., 6 Cedar Brook Drive, Cranbury, NJ 08512.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on the Internet at www.amicustherapeutics.com and is available in paper form to beneficial owners of our common stock without charge upon written request to Secretary, c/o Amicus Therapeutics, Inc., 6 Cedar Brook Drive, Cranbury, NJ 08512.

ANNUAL MEETING OF STOCKHOLDERS OF
Amicus Therapeutics, Inc.
June 10, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15417
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
—
20330000000000000000 9 061009
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
1. Election of Directors: NOMINEES: FOR ALL NOMINEES O Sol J. Barer, Ph.D. O Donald J. Hayden, Jr. WITHHOLD AUTHORITY O James N. Topper, M.D., Ph.D. FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
FOR AGAINST ABSTAIN
2. Proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Amicus Therapeutics, Inc. for fiscal year ending December 31, 2009.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

. 1
AMICUS THERAPEUTICS, INC.
6 Cedar Brook Drive Cranbury, NJ 08512
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Amicus Therapeutics, Inc. hereby appoints Matthew R. Patterson and James E. Dentzer as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Amicus Therapeutics, Inc. held of record by the undersigned on April 20, 2009, and which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the offices of Amicus Therapeutics, Inc., located at 6 Cedar Brook Drive, Cranbury, New Jersey, 08512 on June 10, 2009, or any adjournment or postponement thereof.
This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of Amicus Therapeutics, Inc. prior to the meeting or by filing with the Secretary of Amicus Therapeutics, Inc. prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of Amicus Therapeutics, Inc. on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a notice of Annual Meeting of Stockholders of Amicus Therapeutics, Inc. called for June 10, 2009 and the Proxy Statement for the Annual Meeting, each dated April 24, 2009, prior to the signing of this proxy.
(Continued and to be signed on the reverse side)
COMMENTS:
14475

ANNUAL MEETING OF STOCKHOLDERS OFAmicus Therapeutics, Inc. June 10, 2009 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15417 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330000000000000000 9 061009 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: NOMINEES: FOR ALL NOMINEES O Sol J. Barer, Ph.D. O Donald J. Hayden, Jr. WITHHOLD AUTHORITY O James N. Topper, M.D., Ph.D. FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. Proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Amicus Therapeutics, Inc. for fiscal year ending December 31, 2009. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.